Exhibit 99.1

COMMUNITYSOUTH FINANCIAL CORPORATION’S BANK SUBSIDIARY

CLOSED BY SOUTH CAROLINA STATE BOARD OF FINANCIAL INSTITUTIONS

EASLEY, SC, January 24, 2011 — CommunitySouth Financial Corporation (CBSO.OB) announced its subsidiary bank, CommunitySouth Bank and Trust, was closed by the South Carolina State Board of Financial Institutions on January 21, 2011, and the Federal Deposit Insurance Corporation (FDIC) was appointed as receiver. CommunitySouth Financial Corporation is no longer the parent company of CommunitySouth Bank and Trust.

In a virtually simultaneous transaction, CertusBank, NA, a newly chartered national bank and subsidiary of Blue Ridge Holdings, Inc. of Charlotte, North Carolina, assumed the operations and all of the deposits, and purchased essentially all of the assets of the Bank in a loss-share transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release.  Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/commsouth.html, or call the FDIC toll-free at 1-800-405-8124.

In a prepared statement, CommunitySouth Financial Corporation said: “While we ultimately were unable to save the Bank in the face of unyielding market conditions, your Board of Directors worked tirelessly and attempted every reasonable solution on behalf of shareholders and the Company.”

The CommunitySouth Financial Corporation statement continued: “Banks throughout the Southeast have been similarly afflicted during what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in our markets began to contract, many of our customers found themselves unable to meet the obligations on their loans, and alternative sources of collateral proved insufficient to make up the shortfall. The losses created by these situations used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to independently operate.”

As a result of the Bank’s receivership, it is highly likely that the Company will be required to cease operations.  While the Company is still exploring its options, because the Bank, which was the Company’s largest asset, no longer exists, we believe that it is unlikely that any distribution of assets will be available to our shareholders or subordinated debt holders.

If a customer has any questions about transactions, accounts, or loan status, please contact your banker for assistance.

For more information, you may contact the Company directly at CommunitySouth Financial Corporation, P O Box 327 Easley South Carolina 29641 or email us at communitysouthfinancialcorp@gmail.com.

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About CommunitySouth Financial Corporation

CommunitySouth Financial Corporation, Inc., (CBSO.OB) is a bank holding company, based in Easley, South Carolina. CommunitySouth Financial Corporation was incorporated in 2004 to conduct general banking business.